Exhibit 21

List of Subsidiaries

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization
DrugTech Corporation	Delaware
DrugTech Sarl	Switzerland
ETHEX Corporation	Missouri
FP1096, Inc.	Pennsylvania
K-V Discovery Solutions, Inc.	New York
K-V Generic Pharmaceuticals, Inc.	Delaware
K-V Pharmaceutical Ltd.	United Kingdom
K-V Solutions USA, Inc.	Delaware
K-V Solutions Ltd.	Israel
MECW, LLC	Delaware
Ther-Rx Corporation	Missouri
Zeratech Technologies USA, Inc.	Delaware